EXHIBIT 99.1

NYSE:	OK
FOR RELEASE:	8:00 A.M.
DATE:	OCTOBER 16, 2000
CONTACTS:	OLD KENT FINANCIAL CORPORATION
	ALBERT T. POTAS (Investor/Analysts)	(616) 771-1931
	PEGGY JANEI (Media)	(616) 771-5257

OLD KENT COMPLETES ACQUISITION OF HOME BANCORP
- Establishes Presence in Fort Wayne, Indiana Marketplace -

          Grand Rapids, Michigan - David J. Wagner, Chairman, President and CEO of Old Kent Financial Corporation, announced that effective Friday, October 13, 2000, Old Kent completed its acquisition of Home Bancorp and today opened all ten offices serving customers as Old Kent Bank.

          With this acquisition, Old Kent now operates from 13 Indiana locations with seven banking centers in Fort Wayne, Indiana's second largest city, as well as offices located in Angola, Decatur, Elkhart, New Haven and South Bend. Mr. Wagner said, "We welcome Home Bancorp's customers to Old Kent and look forward to offering new and existing customers a wide range of financial products and services. We are highly committed to the northern Indiana communities we now serve and are excited by this opportunity to expand our operations into this excellent market."

          Home Bancorp's shareholders received 0.6945 of a share of Old Kent Common Stock for each outstanding share of Home Bancorp, for a total of approximately 1.4 million Old Kent shares. Home Bancorp had total deposits of $326 million and assets of $390 million.

          Also, Old Kent is authorized to repurchase up to 1.4 million shares of its common stock over the next six months in open market or privately negotiated transactions to replace the shares used to purchase Home Bancorp.

          Old Kent is a financial services company headquartered in Grand Rapids, Michigan, with a 41-year history of consecutive increases in annual per share earnings and dividends. It operates nearly 300 banking offices in Michigan, Illinois and Indiana, as well as a national mortgage lending franchise. At September 30, 2000, Old Kent's assets totaled approximately $22.5 billion.

# # #